                       INVESTMENT SUBADVISORY AGREEMENT
                         INTERNATIONAL EQUITY PORTFOLIO


    THIS AGREEMENT, made this 31ST day of December 1997 is between CHUBB INVESTMENT ADVISORY CORPORATION, (to be renamed Jefferson Pilot Investment Advisory Corporation) a Tennessee corporation with offices at One Granite Place, Concord, New Hampshire, 03301 (the "Investment Manager" or "Manager) and Lombard Odier International Portfolio Management, Ltd., (the "Subadviser") an English corporation with offices at Norfolk House, 13 Southampton Place, London WCIA2AJ UK.

                                  WITNESSETH:

    WHEREAS, Jefferson Pilot Variable Fund, Inc. (the "Fund") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "Investment Company Act");

    WHEREAS, the Fund issues separate classes or series of stock, each of which represents a separate portfolio of investments;

    WHEREAS, the Fund's shareholders are and will be separate accounts maintained by insurance companies for variable life insurance policies under which income, gains, losses, whether or not realized, from assets allocated to such accounts are, in accordance with the Policies, credited to or charged against such accounts without regard to other income, gains, or losses of such insurance companies;

    WHEREAS, the Fund has employed the Investment Manager to act as investment manager of the Portfolio, as set forth in an Investment Management Agreement between the Fund and the Investment Manager dated December 31, 1997, (the "Investment Management Agreement") pursuant to which it was agreed that the Investment Manager may contract with the Subadviser, or other parties for certain investment management services;

    WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act");

    WHEREAS, the Subadviser is regulated by the Investment Management Regulatory Organisation Limited ("IMRO"), a self regulating organisation recognized under the UK Financial Services Act of 1986("the 1986 Act"), the said services of the Subadviser constitute Investment Business (within the meaning of the 1986 Act) and the Subadviser is regulated by IMRO in the conduct of Investment Business.

    WHEREAS, the Investment Manager desires to retain the Subadviser to render investment management services to the Fund's International Equity Portfolio (the "Portfolio") in the manner and on the terms hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained the Investment Manager and the Subadviser hereby agree as follows:

    1. APPOINTMENT OF THE SUBADVISER. The Manager hereby appoints the Subadviser to act as an investment Subadviser for the Portfolio and to manage the investment and reinvestment of the assets of the Portfolio, subject to the supervision of the Directors of the Fund and the terms and conditions of this Agreement. The Subadviser will be an independent contractor and will have no authority to act for or represent the Fund or Manager in any way or otherwise be deemed an agent of the Fund or Manager except as expressly authorized in this Agreement or another writing by the Fund, Manager and the Subadviser. Notwithstanding the foregoing, the Subadviser may execute account documentation, agreements, contracts and other documents as the Subadviser may be requested by brokers, dealers, counterparts and other persons in connection with the Subadviser's management of the assets of the Portfolio, provided that the Subadviser receives the express agreement and consent of the Manager and/or the Fund's Board of Directors to execute such documentation, agreements, contracts and other documents. In such respect, and only for this limited purpose, the Subadviser shall act as the Manager's and/or the Fund's agent and attorney-in-fact.

    2. DUTIES OF THE SUBADVISER. The Subadviser hereby agrees, subject to the supervision of the Investment Manager and the Board of Directors of the Fund, (I) to act as the Subadviser of the Portfolio, (2) to manage the investment and reinvestment of the assets of the Portfolio for the period and on the terms and conditions set forth in this Agreement, and (3) during the term hereof, to render the services and to assume the obligations herein set forth in return for the compensation provided for herein and to bear all expenses of its performance of such services and obligations.

    3.     SERVICES TO BE RENDERED BY THE SUBADVISER TO THE FUND

       A. The Subadviser will manage the investment and reinvestment of the assets of the Portfolio and determine the composition of the assets of the Portfolio, subject always to the direction and control of the Directors of the Fund and the Manager and in accordance with the provisions of the Fund's registration statement, as amended from time to time. In fulfilling its obligations to manage the investment and reinvestment of the assets of the Portfolio, the Subadviser will:

           (i) obtain and evaluate pertinent economic, statistical, financial, and other information affecting the economy generally and individual companies or industries, the securities of which are included in the Portfolio or are under consideration for inclusion in the Portfolio;

           (ii) formulate and implement a continuous investment program for the Portfolio (a) consistent with the investment objectives, policies, and restrictions of the Portfolio as stated in the Fund's Agreement and Articles of Incorporation, Bylaws, and such Portfolio's currently effective Prospectus and Statement of Additional Information ("SAI") as amended from time to time, and
(b) in compliance with the requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended, and requirements applicable to registered investment companies under applicable laws;

           (iii) take whatever steps are necessary to implement the investment program for the Portfolio by the purchase and sale of securities and other investments authorized under the Fund's Agreement and Articles of Incorporation, Bylaws, and such Portfolio's currently effective Prospectus and SAI, including the placing of orders for such purchases and sales;

           (iv) regularly report to the Directors of the Fund and the Manager with respect to the implementation of the investment program and, in addition, provide such statistical information and special reports concerning the Portfolio and/or important developments materially affecting the investments held, or contemplated to be purchased, by the Portfolio, as may reasonably be requested by the Manager or the Directors of the Fund, including attendance at Board of Directors Meetings, as reasonably requested, to present such information and reports to the Board;

           (v) provide determinations of the fair value of certain portfolio securities when market quotations are not readily available for the purpose of calculating the Portfolio's net asset value in accordance with procedures and methods established by the Directors of the Fund;

           (vi) provide any and all information, records and supporting documentation about accounts the Subadviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Subadviser in managing the Portfolio which may be reasonably necessary, under applicable laws, to allow the Portfolio or its agent to present information concerning the Subadviser's prior performance in the Prospectus and the SAI of the Portfolio and any permissible reports and materials prepared by the Portfolio or its agent; and

           (vii) establish appropriate interfaces with the Fund's Manager in order to provide such Manager with all necessary information requested by the Manager.

       B. To facilitate the Subadviser's fulfillment of its obligations under this Agreement, the Manager will undertake the following:

          (i) the Manager agrees promptly to provide the Subadviser with all amendments or supplements to the Registration Statement, the Fund's Agreement and Articles of Incorporation, and Bylaws;

          (ii) the Manager agrees, on an ongoing basis, to notify the Subadviser expressly in writing of each change in the fundamental and nonfundamental investment policies of the Portfolio;

          (iii) the Manager agrees to provide or cause to be provided to the Subadviser with such assistance as may be reasonably requested by the Subadviser in connection with its activities pertaining to the Portfolio under this Agreement, including, without limitation, information concerning the Portfolio, its available funds, or funds that may reasonably become available for investment, and information as to the general condition of the Portfolio's affairs;

          (iv) the Manager agrees to provide or cause to be provided to the Subadviser on an ongoing basis, such information as is reasonably requested by the Subadviser for performance by the Subadviser of its obligations under this Agreement, and the Subadviser shall not be in breach of any term of this Agreement or be deemed to have acted negligently if the Manager fails to provide or cause to be provided such requested information and the Subadviser relies on the information most recently furnished to the Subadviser; and

          (v) the Manager will promptly provide the Subadviser with any guidelines and procedures applicable to the Subadviser or the Portfolio adopted from time to time by the Board of Directors of the Fund and agrees to promptly provide the Subadviser copies of all amendments thereto.

       C. The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement; and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Portfolio (excluding that necessary for the determination of net asset value and shareholder accounting services). The Subadviser shall not be obligated to pay any expenses of or for the Portfolio not expressly assumed by the Subadviser pursuant to this Section 3.

       D. The Subadviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein. The Subadviser will place all necessary orders with brokers, dealers, or issuers, and will negotiate brokerage commissions if applicable. The Subadviser is directed at all times to seek to execute brokerage transactions for the Portfolio in accordance with such policies or practices as may be established by the Board of Directors and described in the Fund's currently effective Prospectus and SAT, as amended from time to time. In placing orders for the purchase or sale of investments for the Portfolio, in the name of the Portfolio or its nominees, the Subadviser shall use its best efforts to obtain for the Portfolio the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

    Subject to the appropriate policies and procedures approved by the Board of Directors, the Subadviser may, to the extent authorized by Section 28(e) of the Securities and Exchange Act of 1934, cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Manager, the Subadviser, or the Portfolio an amount of commissions for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser's overall responsibilities to the Portfolio or its other advisory clients. To the extent authorized by said
Section 28(e) and the Fund's Board of Directors, the Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. In addition, subject to seeking the most favorable price and best execution available, the Subadviser may also consider sales of shares of the Fund as a factor in the selection of brokers and dealers.

       E. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to its other clients.

       F. The Subadviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act and Advisers Act and the rules thereunder.

    4. COMPENSATION OF THE SUBADVISER. The Investment Manager will pay the Subadviser, with respect to the Portfolio, the compensation specified in Appendix A to this Agreement. Payments shall be made to the Subadviser on the first day of each month; however, this advisory fee will be calculated on the daily average value of the Portfolio's assets and accrued on a daily basis.

    5. NON-EXCLUSIVITY. The Investment Manager agrees that the services of the Subadviser are not to be deemed exclusive and the Subadviser is free to act as investment manager to various investment companies and as fiduciary for other managed accounts. The Subadviser shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Fund or the Investment Manager in any way or otherwise be deemed an agent of the Fund or Investment Manager other than in furtherance of its duties and responsibilities as set forth in this Subadvisory Agreement.

    6. BOOKS AND RECORDS. The Subadviser agrees that all books and records which it maintains for the Fund are the Fund's property, and, in the event of termination of this Agreement for any reason, the Subadviser agrees promptly to return to the Fund, free from any claim or retention of rights by the Subadviser, all records relating to the Portfolio. The Subadviser also agrees upon request of the Investment Manager or the Fund, promptly to surrender the books and records to either party or make the book and records available for inspection by representatives of regulatory authorities. In connection with its duties hereunder, the Subadviser further agrees to maintain, prepare and preserve books and records in accordance with the Investment Company Act and rules thereunder, including but not limited to, Rule 3 la-I and 3 la-2. Subadviser retains the right as required by IMRO to retain any and all copies of all such books and records it may wish for a period of six years

    The Subadviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. The Subadviser will furnish any informational reports requested by any state insurance commissioner.

    7. LIABILITY. The Subadviser will not be liable for any loss suffered by the Fund in connection with any investment policy established by the Fund for the purchase, sale or redemption of any securities at the direction of the Board of Directors of the Fund or the Investment Manager. Nothing herein contained shall be construed to protect the Subadviser against any liability resulting from the willful misfeasance, bad faith or gross negligence of the Subadviser in the performance of its duties or from reckless disregard of its obligations and duties under this Subadviser Agreement.

    8. RELIANCE ON DOCUMENTS. The Board of Directors of the Fund or its officers or agent will provide timely information to the Subadviser regarding such matters as purchases and redemptions of shares in the Portfolio, the cash requirements, and cash available for investment in the Portfolio, and all other information as may be reasonably necessary or appropriate in order for the Subadviser to perform its responsibilities hereunder.

    Neither the Fund or the Investment Manager, nor their respective designees or agents, shall use any material describing or identifying the Subadviser or its affiliates without the prior consent of the Subadviser.

Any material utilized by the Fund, the Investment Manager or their respective designees or agents which contain information as to the Subadviser and/or its affiliates shall be submitted to the Subadviser for approval prior to use, not less than five (5) business days before such approval is requested.

    The Investment Manager has herewith furnished the Subadviser copies of the Fund's Prospectus, Articles of Incorporation and By-Laws as currently in effect and agrees during the continuance of the Agreement to furnish the Subadviser copies of any amendments or supplements thereto before or at the time the amendments or supplements become effective. The Subadviser will be entitled to rely on all such documents furnished to it by the Investment Manager or the Fund.

    9. DURATION AND TERMINATION OF THE AGREEMENT. This Subadvisory Agreement shall become effective as of the date first written above and remain in force until December 31, 1999. Thereafter, it shall continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by (a) the Board of Directors of the Fund, or by the vote of a majority of the outstanding voting securities of the Portfolio, and (b) a majority of those directors who are not parties to this Subadvisory Agreement, not interested persons of any party to this Subadvisory Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated, without the payment of any penalty, by the Board of Directors of the Fund, by a vote of a majority of the outstanding shares of the Portfolio, or by the Investment Manager on sixty days' written notice to the Subadviser, or by the Subadviser on sixty days' written notice to the Fund or the Investment Manager. Termination by the Board of Directors or by the Investment Manager shall be subject to shareholder approval to the extent legally required. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

    10. AMENDMENTS OF THE AGREEMENT. Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Portfolio (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Directors cast in person at a meeting called for the purpose of voting on such approval. The required shareholder approval shall be effective with respect to the Portfolio if a majority of the outstanding voting securities of the Portfolio vote to approve the amendment, notwithstanding that amendment may not have been approved by a majority of the outstanding voting securities of any other portfolio affected by the amendment or all the portfolios of the Fund.

    11. DEFINITIONS. The terms "assignment", "interested person", and "majority of the outstanding voting securities", when used in this Agreement, shall have the respective meaning specified under the Investment Company Act and the rules thereunder.

    12. NOTICES. Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed postpaid to the other party, or transmitted by facsimile with acknowledgment of receipt, to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice in writing to the other party:

           (a)  If to the Subadviser:
                Lombard Odier International
                Portfolio Management Limited
                Norfolk House
                13 Southampton Place
                London WC1A2AJ
                Attn:  Robert van Maasdijk
                Managing Director

           (b)  If to the Investment Manager:
                Chubb Investment Advisory Corporation
                One Granite Place
                Concord, NH 03301

                Attn:  Ronald Angarella
                Facsimile (603) 224-1691

    13. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New Hampshire as at the time in effect and the applicable provisions of the Investment Company Act or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of New Hampshire or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act or other federal laws and regulations which may be applicable, the latter shall control.

    14. USE OF SUBADVISER'S NAME. Neither the Fund nor the Manager or any affiliate or agent thereof shall make reference to or use the name, and any derivative thereof or logo associated with that name, of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld or delayed. Upon termination of this Agreement, the Manager and the Fund shall forthwith cease to use such name (or derivative or logo) as soon as reasonably practicable.

    15. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement of the parties with respect to the Portfolio.

    16. HEADINGS. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof

    17. SEVERABILITY. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

    18. CUSTODIAN The Fund throughout the period during which this Agreement is in force shall maintain its assets pursuant to a custodian agreement (currently with Citibank NA. as custodian for the Fund ("Custodian")), with a custodian selected and appointed by the Fund.

No money appertaining to the Fund shall be received by or retained by the Subadviser in the course of or ancillary to its duties under this Agreement.

No documents of title in respect of any investment appertaining to the Fund shall be held by, forwarded to or held to the order of the Subadviser.

Unless otherwise instructed in writing by the Investment Manager of the Fund, and subject to the provisions of this Agreement and to any guidelines or limitations specified in writing from time to time by the Investment Manager or by the Fund, the Subadviser shall determine the securities to be purchased and sold by the Fund and shall place orders for the purchase, sale, or exchange of securities for accounts with brokers or dealers and to that end the Subadviser is authorized to give instructions to the Custodian and any SubCustodian of the Fund as to the delivery of such securities, transfers of currencies and payments of cash for the account of the Fund.

    19. FOREX Only to the extent permitted by and described in the Fund's then current prospectus the Subadviser is specifically authorized and empowered by the Investment Manager to engage in foreign exchange transactions relevant to the assets of the Fund with the Custodian or with any other person, firm, or corporation as may be selected form a list mutually agreed between the Subadviser and the Investment Manager (as may be selected from time to time for the purpose by the Subadviser, with the consent of the Investment Manager); and it is hereby stipulated that any and all obligations pertaining to foreign exchange transactions arranged by the Subadviser as agent for the Fund shall be treated and rank as obligations of such Fund and accordingly will have to be met and discharged in full from said Fund.


    20. RELEVANT TRANSACTIONS. The Subadviser may undertake transactions in options, futures or contracts for difference ("Relevant Transactions") in accordance with the Prospectus. The markets on which Relevant Transactions are executed can be highly volatile and such investments carry a high risk of loss.

In respect of Relevant Transactions, the Fund shall not be required to pay margin in cash beyond the amount of cash held at the relevant time in the Fund and if such cash is not available the Subadviser may make contractual or other arrangements to settle or close out all or any open positions without reference to the Fund.

    21. CLIENT AND AGREEMENT STATUS. As a member of 1MRO and in light of TMRO Rules, the Subadviser places on record that it regards this Agreement as a "Customer Agreement" with the Fund within the meaning of the TMRO Rules because
(a) the Fund is an open-ended investment company and a non-private investor, (b) the Investment Manager is a professional investor and (c) the subject matter of this Agreement is a scheme management activity.

    22. RECORDING OF TELEPHONE CALLS. The Subadviser, the Investment Manager and the Fund may record telephone conversations with each other. Any recordings made by any party hereto shall be the property of that party. Any party, upon request of another party shall provide a copy of any such recording.

    23. WRITTEN PROCEDURES The Subadviser has in operation a written procedure in accordance with the rules of IMRO for the effective consideration and proper handling of complaints from clients. Any complaints by the Investment Manager and/or the Fund hereunder should be sent in writing to the Compliance officer of the Subadviser. The Investment Manager and/or the Fund are also entitled to make any complaint about the Subadviser to IMRO.

                                      CHUBB INVESTMENT ADVISORY
                                      CORPORATION

Attest: /s/ Thomas H. Elwood          By: /s/ Ronald A. Angarella
        ---------------------------       ------------------------------
Title: Assistant Secretary            Title: President


                                      LOMBARD ODIER INTERNATIONAL
                                      PORTFOLIO MANAGEMENT LIMITED

Attest: /s/                           By: /s/
        ---------------------------       ------------------------------
Title: Assistant Company Secretary    Title: Managing Director

Attest: /s/                               /s/
                                          ------------------------------
                                      Title: Director

                                   SCHEDULE A

                          INVESTMENT SUBADVISORY FEES

--------------------------------------------------------------------------------------------------------
                 NAME OF PORTFOLIO                              ANNUAL FEE AS A PERCENTAGE OF
                                                                   AVERAGE DAILY NET ASSETS
--------------------------------------------------------------------------------------------------------
Money Market Portfolio                               .30% of first           $200 Million
Massachusetts Financial Services                     .25% over               $200 Million
--------------------------------------------------------------------------------------------------------
 Emerging Growth Portfolio                           .40%
 Massachusetts Financial Services
--------------------------------------------------------------------------------------------------------
 High Yield Bond                                     .40%
 Massachusetts Financial Services
--------------------------------------------------------------------------------------------------------
 Growth Portfolio                                    .60% of first           $ 25 Million
 Strong                                              .50% of the next        $ 75 Million
                                                     .40% of the next        $ 50 Million
                                                     .30% over               $150 Million
--------------------------------------------------------------------------------------------------------
 Growth and Income Portfolio                         .50%
 Warburg Pincus
--------------------------------------------------------------------------------------------------------
 World Growth Stock Portfolio                        .50% of first           $200 Million
 Templeton Global Advisors Limited                   .45% of next            $1.1 Billion
                                                     .40% over               $1.3 Billion
--------------------------------------------------------------------------------------------------------
 International Equity Portfolio                      .50%
 Lombard Odier
--------------------------------------------------------------------------------------------------------
 Balanced Portfolio                                  .45% of first           $100 Million
 J.P. Morgan Investment Management                   .40% of next            $100 Million
                                                     .35% over               $200 Million
                                                     .30% over               $400 Million
--------------------------------------------------------------------------------------------------------
 Bond Portfolio                                      .35% of first           $200 Million
 Chubb Asset Managers, Inc.                          .30% of next            $1.1 Billion
                                                     .25% over               $1.3 Billion
--------------------------------------------------------------------------------------------------------
 Gold Stock Portfolio                                .50% of first           $200 Million
 Van Eck Associates Corporation                      .45% of next            $1.1 Billion
                                                     .40% over               $1.3 Billion
--------------------------------------------------------------------------------------------------------
 Domestic Growth Portfolio                           .50% of first           $200 Million
 Pioneering Management Corporation                   .45% of next            $1.1 Billion
                                                     .40% over               $1.3 Billion
--------------------------------------------------------------------------------------------------------
 Capital Growth Portfolio                            .75% of first           $200 Million
 Janus Capital Corporation                           .70% of next            $1.1 Billion
                                                     .65% over               $1.3 Billion
--------------------------------------------------------------------------------------------------------

                           EFFECTIVE: January 1, 1998